Exhibit 10.1
THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of August 13, 2024 (the “Third Amendment Effective Date”), is entered into by and among BLUEBIRD BIO, INC., a Delaware corporation (“Company”), and each other Person that has delivered a Joinder Agreement from time to time party to the Existing Loan Agreement (together with Company, individually or collectively, as the context may require, “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Existing Loan Agreement (each, a “Lender”, and collectively “Lenders”) that are party hereto and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacities, including any successors or permitted assigns, “Agent”).
A.Borrower, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of March 15, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to date, including by that certain First Amendment to Loan and Security Agreement dated as of April 30, 2024 and that certain Second Amendment to Loan and Security Agreement dated as of July 9, 2024, the “Existing Loan Agreement” and the Existing Loan Agreement, as amended by this Amendment, the “Amended Loan Agreement”). Borrower, Lenders and Agent have agreed to certain amendments to the Existing Loan Agreement upon the terms and conditions more fully set forth herein.
SECTION 1Definitions; Interpretation.
(a)    Defined Terms. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Amended Loan Agreement.
(b)    Rules of Construction. The rules of construction that appear in Section 1.3 of the Amended Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.
SECTION 2Amendments to the Existing Loan Agreement.
(a)    The Existing Loan Agreement shall be amended as follows effective as of the date hereof (except as otherwise noted):
(i)    The following defined terms are hereby added, in appropriate alphabetical order, or amended and restated, as applicable, in Section 1.1 of the Existing Loan Agreement, as set forth below:
“All Source Cash Proceeds” means the unrestricted gross cash proceeds received by Borrower (which, for the sake of clarity, excludes any such proceeds subject to redemption, escrow, clawback or similar encumbrance or restriction (other than, in the case of Permitted Convertible Debt, conversion rights of the holders thereof and any obligation to repurchase such Permitted Convertible Debt upon certain ‘change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term)) from a combination of: (i) the sale or issuance of Borrower’s Equity Interests; (ii) the issuance of Subordinated Indebtedness; (iii) the issuance of Permitted Convertible Debt, net of the cost of any Permitted Bond Hedge Transaction and any proceeds received from any Permitted Warrant Transaction entered into in connection with such Permitted Convertible Debt; (iv) upfront payments under business development transactions (which may include the sale of a Priority Review Voucher); and (v) up to Twenty-Five Million Dollars ($25,000,000) of cash, which as of the Third Amendment Effective Date is restricted (including, for the avoidance of doubt, any restricted cash in connection with the letters of credit set forth on Schedule 1A), upon it becoming unrestricted and being deposited into accounts subject to an Account Control Agreement in favor of Agent; provided that gross cash proceeds received by Borrower in connection with any such transaction to net expenses associated with such transaction shall not exceed seven percent (7%) or if they do, then for the purpose of this definition, the amount of gross cash proceeds shall be reduced by the amount of expenses in excess of seven percent (7%); provided, further, that in each case of clauses (i) through (v) above, in no event shall proceeds of or under the Permitted Receivables Factoring Agreement constitute “All Source Cash Proceeds.”
“Drug Product Deliveries” means Borrower’s receipt of an acknowledgement from a qualified treatment center that such center has received a requested drug product for which Borrower has issued an invoice.
“Funding Milestone I” means Borrower’s receipt, from the period beginning on the Third Amendment Effective Date and on or prior to December 20, 2024, of All Source Cash Proceeds of at least Seventy-Five Million Dollars ($75,000,000), subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent).
“Funding Milestone II” means Borrower’s receipt, from the period beginning on the Third Amendment Effective Date and on or prior to December 20, 2024, of All Source Cash Proceeds of at least One Hundred Million Dollars ($100,000,000), subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent).
“Funding Milestone III” means Borrower’s receipt, from the period beginning on the Third Amendment Effective Date and on or prior to June 30, 2025, of All Source Cash Proceeds of at least One Hundred Twenty-Five Million Dollars ($125,000,000), subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent).
“Performance Milestone” means the first date on or prior to January 30, 2027 on which Borrower shall have satisfied the following conditions: (a) the Tranche 3 Milestone Date has occurred, (b) Borrower has achieved at least Ten Million Dollars ($10,000,000) of EBITDA, measured on a trailing six-month basis, as of the last day of the month for which the most recent monthly financial statements were delivered in accordance with Section 7.1(a) and subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent), and (c) no Default or Event of Default shall have occurred and is continuing.
“Priority Review Voucher” means a voucher issued by FDA under its Priority Review Voucher Program for priority review of eligible applications for regulatory approval of pharmaceutical products for the prevention or treatment of a qualifying disease.
“Tranche 2 Commitment End Date” means the earlier to occur of (a) July 31, 2025 and (b) the date that is thirty (30) days after the Tranche 2 Milestone Date.
“Tranche 2 Milestone Date” means the first date on which Borrower shall have satisfied the following conditions: (a) Borrower shall have achieved the Funding Milestone I, (b) Borrower shall have confirmed (i) cell collection has occurred for at least fifty (50) patients for the commercial use of LYFGENIA on or prior to March 31, 2025 or (ii) cell collection has occurred for at least seventy (70) patients for the commercial use of LYFGENIA on or prior to June 30, 2025, in each case, subject to verification by Agent in its reasonable discretion (including supporting documentation reasonably requested by Agent), and (c) no Default or Event of Default shall have occurred.
“Tranche 3 Commitment End Date” means the earlier to occur of (a) December 31, 2025 and (b) the date that is thirty (30) days after the Tranche 3 Milestone Date.
“Tranche 3 Milestone Date” means the first date on which Borrower shall have satisfied the following conditions: (a) Borrower shall have achieved either Funding Milestone II or Funding Milestone III, (b) Borrower shall have, no later than the period ending December 31, 2025, completed seventy (70) Drug Product Deliveries across its LYFGENIA, ZYNTEGLO and SKYSONA products within a given trailing six (6) month period, and of which at least forty (40) such deliveries are for LYFGENIA, in each case, subject to verification by Agent in its reasonable discretion (including supporting documentation requested by Agent) and (c) no Default or Event of Default shall have occurred and is continuing.
“Third Amendment” means that certain Third Amendment to Loan and Security Agreement, dated as of the Third Amendment Effective Date by and among Borrower, Lenders and Agent.
“Third Amendment Effective Date” means August 13, 2024.
(ii)    Section 2.5 of the Existing Loan Agreement are hereby amended and restated to read as follows:
“2.5    End of Term Charge.
(a)    On any date that Borrower partially prepays the outstanding Secured Obligations pursuant to Section 2.4 (and without duplication), Borrower shall pay Lenders a charge of six and forty-five hundredths percent (6.45%) multiplied by the principal amount of such Term Loan Advances being prepaid.
(b)    On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the entire outstanding Secured Obligations become due and payable, Borrower shall pay Lenders a charge equal to (x) four and six and forty-five hundredths percent (6.45%) multiplied by the aggregate original principal amount of such Term Loan Advances made hereunder minus (y) the aggregate amount of payments made pursuant to Section 2.5(a) (the “End of Term Charge”).
(c)    Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by Lenders as of each date that an applicable Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately subsequent Business Day.”
(iii)    Section 7.21 of the Existing Loan Agreement is hereby amended and restated to read as follows:
“7.21    Financial Covenants.
(a)
(i)    Borrower shall at all times after the Third Amendment Effective Date maintain Qualified Cash in an amount greater than or equal to (x) the outstanding principal amount of the Term Loan Advances, multiplied by (y) forty-five percent (45%) (the “Minimum Cash Coverage Percentage”); provided, however, if the Tranche 3 Milestone Date shall have occurred and the Borrower shall not have achieved the Performance Milestone, the Minimum Cash Coverage Percentage shall be reduced to thirty-five percent (35%); provided, further, that if the Borrower shall have achieved the Performance Milestone, the Minimum Cash Coverage Percentage shall be permanently reduced to twenty percent (20%).
(ii)    If Borrower makes a redemption or any other cash payment in respect of Permitted Convertible Debt, subject to satisfaction of the Redemption Conditions, Borrower shall, at all times thereafter, maintain Qualified Cash in the amount required by the defined term “Redemption Conditions.”

(b)    Beginning with the Company’s fiscal quarter ending December 31, 2024, for the trailing six-month period ending on the last day of each fiscal quarter identified in the table set forth on Schedule 7.21(b), Borrower shall achieve Net Product Revenue, in an amount equal to at least the amount set forth on Schedule 7.21(b) opposite such date.
Notwithstanding the foregoing, the minimum Net Product Revenue requirements of this Section 7.21(b) shall be waived at any time in which (x) (I) Company’s average Market Capitalization as of market close for the thirty (30) Trading Days immediately preceding each day of such measuring period is greater than Five Hundred Million Dollars ($500,000,000) and (II) Borrower maintains Qualified Cash in an amount greater than or equal to the outstanding principal amount of the Term Loan Advances, multiplied by seventy percent (70%) or (y) Borrower maintains Qualified Cash of greater than or equal to the outstanding Secured Obligations, multiplied by one hundred twenty-five percent (125%). For the avoidance of doubt, if Company fails to so maintain the minimum Market Capitalization and/or Borrower fails to so maintain the minimum Qualified Cash (as applicable and required pursuant to clause (x) or (y)) at any time prior to the immediately following date on which Borrower has delivered the financial statements and a Compliance Certificate in accordance with Section 7.1(a) and Section 7.1(d), then Borrower shall be required to achieve Net Product Revenue with respect to the fiscal quarter for which the most recent quarterly financial statements were delivered in accordance with Section 7.1(a) in the amount equal to at least the amount set forth on Schedule 7.21(b) for such fiscal quarter.”
(iv)    Schedule 7.21(b) of the Existing Loan Agreement is hereby replaced with Schedule 7.21(b) attached hereto.
(b)    References Within Amended Loan Agreement. Each reference in the Amended Loan Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Amended Loan Agreement. This Amendment shall be a Loan Document. Any failure by Borrower to perform any obligation under this Amendment shall constitute an Event of Default under the Amended Loan Agreement.
SECTION 3Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to satisfaction of each of the following conditions precedent:
(a)    Agent shall have received this Amendment, executed by Agent, Required Lenders, and Borrower;
(b)    Each Lender shall have received a First Amendment to Warrant to Purchase Stock, executed by such Lender and Borrower;
(c)    Agent shall have received a copy of resolutions of each Borrower’s Board of Directors, certified by an officer of such Borrower, evidencing (i) approval of the Loan and other transactions evidenced by this Amendment (including the amendments to warrants referenced in Section 3(b) above) and (ii) acknowledging that the Board of Directors are acting for a proper purpose and that the Loan Documents are in the best interests of that Borrower and for its commercial benefit;
(d)    immediately after giving effect to this Amendment, the representations and warranties contained in Section 4 hereof shall be true and correct on and as of the Third Amendment Effective Date as though made on and as of such date; and
(e)    immediately after giving effect to this Amendment, there exist no Events of Default or events that, with the passage of time, could result in an Event of Default.
SECTION 4Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, Borrower hereby confirms, as of the date hereof and immediately after giving effect to this Amendment, (a) that the representations and warranties made by it in Section 5 of the Amended Loan Agreement and in the other Loan

Documents are true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date); provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and (b) that there has not been and there does not exist a Material Adverse Effect.
SECTION 5Miscellaneous.
(a)    Loan Documents Otherwise Not Affected; Reaffirmation. Except as expressly amended pursuant hereto or referenced herein, the Existing Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Lenders’ and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Borrower hereby reaffirms the security interest granted pursuant to the Loan Documents and hereby reaffirms that such grant of security in the Collateral granted as of the Closing Date continues without novation and secures all Secured Obligations under the Amended Loan Agreement and the other Loan Documents. Borrower acknowledges and agrees that it does not have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Existing Loan Agreement and the other Loan Documents, or the enforcement of any of the terms or conditions thereof.
(b)    Conditions. For purposes of determining compliance with the conditions specified in Section 3 hereof, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.
(c)    Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors and assigns, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Existing Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto (collectively, the “Released Claims”). Borrower waives the provisions of California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. The provisions of this section shall survive payment in full of the Secured Obligations, full performance of all the terms of this Amendment and the other Loan Documents.
In addition to the release contained above, and not in limitation thereof, Borrower hereby agrees that it will never prosecute, nor voluntarily aid in the prosecution of, any action or proceeding relating to the Released Claims, whether by claim, counterclaim or otherwise. If, and to the extent that, any of the Released Claims are, for any reason whatsoever, not fully, finally and forever released and discharged pursuant to the terms above, Borrower hereby absolutely and unconditionally grants, sells, bargains, transfers, assigns and conveys to Agent all of the Released Claims and any proceeds, settlements and distributions relating thereto.
(d)    No Reliance. Borrower hereby acknowledges and confirms to Agent and Lenders that Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.
(e)    Binding Effect. This Amendment binds and is for the benefit of the successors and permitted assigns of each party.
(f)    Governing Law. This Amendment and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
(g)    Complete Agreement; Amendments. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
(h)    Severability of Provisions. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.
(i)    Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
(j)    Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(k)    Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Existing Loan Agreement and the other Loan Documents, the terms and conditions of this Amendment shall prevail.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.
BORROWER:
BLUEBIRD BIO, INC.
Signature:    /s/ O. James Sterling
Print Name:     O. James Sterling
Title:     Chief Financial Officer

[Signature Page to Third Amendment to Loan and Security Agreement]

AGENT:
HERCULES CAPITAL, INC.
Signature:    /s/ Seth H. Meyer
Print Name:     Seth Meyer
Title:         Chief Financial Officer

LENDERS:
HERCULES CAPITAL, INC.
Signature:    /s/ Seth H. Meyer
Print Name:     Seth Meyer
Title:         Chief Financial Officer

HERCULES PRIVATE CREDIT FUND 1 L.P.
By: Hercules Private Global Venture Growth Fund GP I LLC, its general partner
By: Hercules Partner Holdings LLC, its sole member
Signature:    /s/ Seth H. Meyer
Print Name:     Seth Meyer
Title:         Authorized Signatory

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.
By: Hercules Private Global Venture Growth Fund GP I LLC, its general partner
By: Hercules Partner Holdings LLC, its sole member
Signature:    /s/ Seth H. Meyer
Print Name:     Seth Meyer
Title:         Authorized Signatory

[Signature Page to Third Amendment to Loan and Security Agreement]

Schedule 7.21(b)
REQUIRED NET PRODUCT REVENUE

Fiscal Quarter Ending	Required Net Product Revenue
December 31, 2024	$30,000,000
March 31, 2025	$80,000,000
June 30, 2025	$115,000,000
September 30, 2025	$130,000,000
December 31, 2025	$145,000,000
March 31, 2026	$175,000,000
June 30, 2026	$215,000,000
September 30, 2026	$245,000,000
December 31, 2026	$275,000,000
March 31, 2027	$300,000,000
June 30, 2027	$300,000,000
September 30, 2027	$300,000,000
December 31, 2027	$300,000,000
March 31, 2028 and thereafter	$325,000,000